Exhibit 99.1

Scientific Games Reports Better than Expected Second Quarter 2020 Results

Continued Strong Liquidity Position of $943 million Increased by Recent Notes Offering

Exceeded Cash Flow Expectations through Effective Cost Containment

Resiliency and Diversity of Business Provides Strength & Competitive Advantage

LAS VEGAS, July 23, 2020 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games," "SGC" or the "Company") today reported results for the second quarter ended June 30, 2020. The Company's second quarter results were adversely impacted by the COVID-19 disruptions during the quarter, affecting comparability to the prior year period.

Second Quarter 2020 Financial Highlights:

  Second quarter revenue was $539 million. The Company's Gaming and Lottery revenue was negatively impacted by the COVID-19 disruptions that resulted in temporary closures of casino operations globally and a lower level of lottery ticket sales. Our SciPlay and Digital businesses grew in the quarter, showcasing the power of our diverse portfolio.

  Net loss was $198 million compared to $75 million in the prior year period, due to lower revenue and the effects of COVID-19.

  Consolidated AEBITDA a non-GAAP financial measure defined below, was $121 million largely driven by COVID-19 disruptions, which affect prior year comparability. In addition, the results were impacted by a $33 million Gaming segment charge related to receivables credit allowances and charges for inventory valuation. Digital and SciPlay saw nearly 70 and 80 percent AEBITDA growth, respectively, driven by new launches and the continued "stay at home" environment.

  Net cash provided by operating activities was $52 million compared to $95 million in the year ago period.

  Second quarter consolidated net cash outflow, a non-GAAP financial measure defined below, was $16 million, which was better than prior expectations of approximately $70 million - $90 million. The upside relative to our prior expectations was driven by better than expected collections and better business performance in certain segments.

  Available liquidity, including SciPlay, at quarter-end was $943 million. In July, as a result of successfully completing a private offering of our 2025 Notes (as defined below) and the redemption of the outstanding 2021 Notes (as defined below), total liquidity increased by approximately $200 million subsequent to quarter-end.

Barry Cottle, President and Chief Executive Officer of Scientific Games, said, "I am very proud of how we are navigating the current environment, as evidenced by our strong cost containment and cash management, which allowed us to deliver better than expected cash flow for the quarter. This is a testament to our team's ability to effectively manage our business in the short term and maintain our strong customer relationships so we are set up for success as the economy begins to reopen. The diversity of our businesses and our position on the forefront of digital gaming were critical to allow us to successfully navigate the worst of this environment. We have the right team coupled with the best products across both land-based and mobile gaming to position us for future growth."

"Streamlining our cost structure and focusing on operating efficiencies to drive free cash flow generation and de-lever our balance sheet is our top priority, said, Michael Eklund, Executive Vice President, Chief Financial Officer. While I have only been here a short time I see tremendous opportunity in all facets of our business to drive future growth and free cash flows that will benefit our team members and stakeholders. We are very pleased with how we have navigated the challenging current environment in the second quarter and are confident we have ample liquidity and the right road map to emerge from this crisis as a stronger and more efficient company."

SUMMARY CONSOLIDATED RESULTS

($ in millions)	Three Months Ended June 30,
	2020	2019
Revenue	$539	$845
Net loss	198	75
Net cash provided by operating activities	52	95
Capital expenditures	39	65

Non-GAAP Financial Measures(1)
Consolidated AEBITDA	$121	$335
Consolidated AEBITDA margin	22%	40%
Free cash flow	$5	$38

Balance Sheet Measures	As of June 30, 2020	As of December 31, 2019
Cash and cash equivalents	$790	$313
Principal face value of debt outstanding(2)	9,319	9,016
Available liquidity	943	906

(1) The financial measures "Consolidated AEBITDA", "Consolidated AEBITDA margin", and "free cash flow" are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to the most directly comparable GAAP measures in the accompanying supplemental tables at the end of this release.

(2) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes. Euro to USD exchange rates at issuance and as of June 30, 2020 were 1.24 and 1.12, respectively, resulting in a $67 million adjustment increasing the principal face value of debt outstanding presented above. Additionally, the 2020 and 2019 principal face values exclude $7 million and $10 million, respectively, in proceeds received from transactions completed in 2019 which are presented as debt but which require no cash repayment.

BUSINESS SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED JUNE 30, 2020

($ in millions)	Revenue				AEBITDA				AEBITDA Margin
	2020	2019	$	%	2020	2019	$	%	2020	2019	PP Change(1)
Gaming	$91	$427	(336)	(79)%	$(31)	$215	(246)	(114)%	(34)%	50%	(84)
Lottery	209	231	(22)	(10)%	97	103	(6)	(6)%	46%	45%	1
SciPlay	166	118	48	41%	60	33	27	80%	36%	28%	8
Digital	73	69	4	6%	20	12	8	67%	27%	17%	10

PP - percentage points.

(1) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.

Key Highlights

  SciPlay AEBITDA increased by 80% from the prior year to $60 million primarily driven by revenue growth of 41%. The growth was driven by increased game health driven by recently implemented game updates and features to maximize player engagement and the "stay at home" dynamic related to COVID-19.

  Digital AEBITDA increased nearly 70% from the prior year to $20 million. Domestic iGaming revenue grew 135% from the prior year period driven by strong growth in New Jersey and the rollout of the Pennsylvania market. We delivered 4 key launches over a 4 week period in June demonstrating our notably improved speed to market.

  Gaming revenues decreased as COVID-19 disruptions resulted in temporary closures of casino operations in various jurisdictions globally. As of July 23, 85% of domestic casinos have reopened.

  Gaming operations coin-in for turned on units is trending up double-digits in casinos that have re-opened since mid-June.

  Lottery instant ticket sales are up over 20% for instant game retail sales in the most recent four-week period compared to the same period last year.

  Lottery revenue was 10% lower than the prior year, while AEBITDA was down 6% AEBITDA margins increased by 100 bps to 46%. The margin growth was primarily driven by a higher mix of revenue from our Scientific Games Enhanced Partnership (SGEP) program.

LIQUIDITY

($ in millions)	Three Months Ended June 30,
	2020	2019	Increase / (Decrease)
Net loss	$(198)	$(75)	$(123)
Non-cash adjustments included in net loss	202	237	(35)
Non-cash interest	6	6	—
Changes in deferred income taxes and other	1	1	—
Distributed earnings from equity investments	9	18	(9)
Changes in working capital accounts	32	(92)	124
Net cash provided by operating activities	$52	$95	$(43)

  As of June 30, 2020, we had $943 million in available liquidity, which included SciPlay's revolving credit facility.
  On July 1, 2020, we successfully completed a private offering of $550 million in aggregate principal amount of new 8.625% senior unsecured notes due 2025 (the "2025 Notes") at an issue price of 100%. The net proceeds of the 2025 Notes offering were used to redeem all $341 million of SGI's outstanding 6.625% senior subordinated notes due 2021 (the "2021 Notes"), to pay accrued and unpaid interest thereon plus any related premiums, fees and expenses, and will be used to pay related fees and expenses of the 2025 Notes offering and to fund working capital and for other general corporate purposes.
  Free cash flow, a non-GAAP financial measure defined below, was $5 million compared to $38 million in the year ago period.
  Capital expenditures totaled $39 million in the second quarter of 2020, compared to $65 million in the prior-year period. For full year 2020, the Company continues to anticipate that capital expenditures will be in the range of $210 million - $240 million.

Earnings Conference Call

Scientific Games executive leadership will host a conference call on Thursday, July 23, 2020, at 4:15 pm. ET to review the Company's second quarter results. To access the call live via a listen-only webcast and presentation, please visit http://www.scientificgames.com/investors/events-presentations/ and click on the webcast link under the Investor Information section. To access the call by telephone, please dial: +1 (412) 317-5420 (U.S. and International) and ask to join the Scientific Games Corporation call. A replay of the webcast will be archived in the Investors section on www.scientificgames.com.

About Scientific Games

Scientific Games Corporation (NASDAQ: SGMS) is the world leader in offering customers a fully integrated portfolio of technology platforms, robust systems, engaging content and services. The Company is the global leader in technology-based gaming systems, digital real-money gaming and sports betting platforms, table games, table products and instant games, and a leader in products, services and content for gaming, lottery and social gaming markets. Scientific Games delivers what customers and players value most: trusted security, creative entertaining content, operating efficiencies and innovative technology. For more information, please visit www.scientificgames.com, which is updated regularly with financial and other information about the Company. You can access our filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at www.scientificgames.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD).

The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

COMPANY CONTACTS

Media Relations	Investor Relations
Christina Karas +1 702-532-7986	Trent Kruse +1 702-532-7641
Director, Corporate Communications media@scientificgames.com	Senior Vice President, Investor Relations IR@scientificgames.com

All ® notices signify marks registered in the United States. © 2020 Scientific Games Corporation. All Rights Reserved.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue:
Services	$322	$457	$744	$916
Product sales	84	238	252	476
Instant products	133	150	268	290
Total revenue	539	845	1,264	1,682

Operating expenses:
Cost of services(1)	126	135	256	268
Cost of product sales(1)	69	111	160	218
Cost of instant products(1)	62	75	135	142
Selling, general and administrative	151	174	349	360
Research and development	31	46	82	95
Depreciation, amortization and impairments	140	170	278	335
Goodwill impairment	—	—	54	—
Restructuring and other	16	6	38	13
Total operating expenses	595	717	1,352	1,431
Operating (loss) income	(56)	128	(88)	251
Other (expense) income:
Interest expense	(124)	(147)	(248)	(301)
(Loss) earnings from equity investments	(3)	7	(5)	13
Loss on debt financing transactions	—	(60)	—	(60)
(Loss) gain on remeasurement of debt	(12)	(3)	(2)	2
Other (expense) income, net	(1)	7	(4)	7
Total other expense, net	(140)	(196)	(259)	(339)
Net loss before income taxes	(196)	(68)	(347)	(88)
Income tax expense	(2)	(7)	(6)	(11)
Net loss	(198)	(75)	(353)	(99)
Less: Net income attributable to noncontrolling interest	5	2	9	2
Net loss attributable to SGC	$(203)	$(77)	$(362)	$(101)
Basic and diluted net loss attributable to SGC per share:
Basic	$(2.15)	$(0.83)	$(3.85)	$(1.09)
Diluted	$(2.15)	$(0.83)	$(3.85)	$(1.09)

Weighted average number of shares used in per share calculations:
Basic shares	95	93	94	93
Diluted shares	95	93	94	93

(1) Excludes depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$790	$313
Restricted cash	63	51
Receivables, net of allowance for credit losses of $74 and $36, respectively	612	755
Inventories	233	244
Prepaid expenses, deposits and other current assets	234	252
Total current assets	1,932	1,615

Restricted cash	11	11
Receivables, net of allowance for credit losses of $8 and $-, respectively	38	53
Property and equipment, net	447	500
Operating lease right-of-use assets	96	105
Goodwill	3,211	3,280
Intangible assets, net	1,397	1,516
Software, net	240	258
Equity investments	258	273
Other assets	214	198
Total assets	$7,844	$7,809

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$384	$45
Accounts payable	179	226
Accrued liabilities	522	495
Total current liabilities	1,085	766

Deferred income taxes	91	91
Operating lease liabilities	80	88
Other long-term liabilities	298	292
Long-term debt, excluding current portion	8,769	8,680
Total stockholders' deficit(1)	(2,479)	(2,108)
Total liabilities and stockholders' deficit	$7,844	$7,809

(1) Includes $114 million and $104 million in noncontrolling interest as of June 30, 2020 and December 31, 2019, respectively.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net loss	$(198)	$(75)	$(353)	$(99)
Adjustments to reconcile net loss to cash provided by operating activities	217	261	460	440
Changes in working capital accounts, net of effects of acquisitions	32	(92)	57	(86)
Changes in deferred income taxes and other	1	1	8	7
Net cash provided by operating activities	52	95	172	262

Cash flows from investing activities:
Capital expenditures	(39)	(65)	(92)	(132)
Acquisition of business, net of cash acquired	(13)	—	(13)	—
(Contributions) distributions of capital from equity investments, net	(1)	14	(1)	17
Proceeds from sale of asset and other	—	—	22	—
Net cash used in investing activities	(53)	(51)	(84)	(115)

Cash flows from financing activities:
Proceeds (payments) of long-term debt, net	470	(1,206)	420	(253)
Payments of debt issuance and deferred financing and offering costs	(1)	(9)	(1)	(23)
Net proceeds from issuance of SciPlay's common stock	—	342	—	342
Payments on license obligations	(7)	(6)	(15)	(13)
Sale of future revenue and other	(1)	(6)	(2)	4
Net cash provided by (used in) financing activities	461	(885)	402	57
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	—	(1)	1
Increase (decrease) in cash, cash equivalents and restricted cash	464	(841)	489	205
Cash, cash equivalents and restricted cash, beginning of period	400	1,266	375	220
Cash, cash equivalents and restricted cash, end of period	$864	$425	$864	$425

Supplemental cash flow information:
Cash paid for interest	$114	$190	$224	$270
Income taxes paid	1	8	7	18
Distributed earnings from equity investments	9	18	13	22
Supplemental non-cash transactions:
Non-cash interest expense	$6	$6	$11	$13

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO CONSOLIDATED AEBITDA
AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reconciliation of Net Loss Attributable to SGC to Consolidated AEBITDA
Net loss attributable to SGC	$(203)	$(77)	$(362)	$(101)
Net income attributable to noncontrolling interest	5	2	9	2
Net loss	(198)	(75)	(353)	(99)
Restructuring and other(1)	16	6	38	13
Depreciation, amortization and impairments	140	170	278	335
Goodwill impairment	—	—	54	—
Other expense (income), net	1	(4)	5	(2)
Interest expense	124	147	248	301
Income tax expense	2	7	6	11
Stock-based compensation	14	10	24	24
Loss on debt financing transactions	—	60	—	60
Loss (gain) on remeasurement of debt	12	3	2	(2)
EBITDA from equity investments(2)	7	18	14	35
Loss (earnings) from equity investments	3	(7)	5	(13)
Consolidated AEBITDA	$121	$335	$321	$663

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$(31)	$215	$65	$430
Lottery	97	103	175	207
SciPlay	60	33	94	58
Digital	20	12	43	25
Total business segments AEBITDA	146	363	377	720
Corporate and other(3)	(25)	(28)	(56)	(57)
Consolidated AEBITDA	$121	$335	$321	$663

Reconciliation to Consolidated AEBITDA margin
Consolidated AEBITDA	$121	$335	$321	$663
Revenue	539	845	1,264	1,682
Net loss margin	(37)%	(9)%	(28)%	(6)%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	22%	40%	25%	39%

(1) Refer to Consolidated AEBITDA definition for description of items included in restructuring and other.

(2) EBITDA from equity investments is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the accompanying supplemental tables at the end of this release.The Company received $9 million and $13 million in cash distributions and return of capital payments from its equity investees for the three and six months ended June 30, 2020, respectively, and $33 million and $40 million in cash distributions and return of capital payments from its equity investees for the three and six months ended June 30, 2019, respectively.

(3) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data)
	Three Months Ended
	June 30,	June 30,	March 31,
	2020	2019	2020
Gaming Business Segment Supplemental Financial Data:
Revenue by line of business:
Gaming operations	$16	$150	$119
Gaming machine sales	53	148	92
Gaming systems	17	67	55
Table products	5	62	52
Total revenue	$91	$427	$318

Gaming Operations Revenue:
U.S. and Canada:
Installed base at period end	30,324	32,056	30,469
Average daily revenue per unit	$4.45	$38.98	$31.28
International:(1)
Installed base at period end	34,333	34,112	34,372
Average daily revenue per unit	$0.83	$11.24	$8.23

Gaming Machine Sales:
U.S. and Canada new unit shipments	1,431	4,671	2,890
International new unit shipments	2,917	2,730	2,003
Total new unit shipments	4,348	7,401	4,893
Average sales price per new unit	$11,137	$17,436	$15,872

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	640	3,443	1,744
Casino opening and expansion units	791	1,228	1,146
Total unit shipments	1,431	4,671	2,890

International unit shipments:
Replacement units	2,532	2,674	1,827
Casino opening and expansion units	385	56	176
Total unit shipments	2,917	2,730	2,003

Lottery Business Segment Supplemental Financial Data:
Instant products revenue by geography:
United States	$104	$102	$92
International	29	48	44
Instant products revenue	$133	$150	$136

Lottery systems revenue by financial statement line item:
Services revenue	$54	$54	$52
Product sales revenue	22	27	24
Total Lottery systems revenue	$76	$81	$76

Digital Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Sports and platform	$26	$26	$38
Gaming and other	47	43	39
Total revenue	$73	$69	$77

Wagers processed through OGS (in billions)	$14.0	$9.3	$9.9

SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile	$144	$98	$101
Web and other	22	20	17
Total revenue	$166	$118	$118

Mobile penetration(2)	87%	83%	85%
Average MAU(3)	8.1	8.1	7.5
Average DAU(4)	2.7	2.7	2.6
ARPDAU(5)	$0.67	$0.48	$0.49
(1) Excludes the impact of game content licensing revenue.
(2) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.

(3) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.

(4) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.

(5) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
(Unaudited, in millions, except for ratio)
CALCULATION OF CONSOLIDATED AEBITDA AND NET DEBT LEVERAGE RATIO

	Twelve Months Ended
	June 30, 2020		June 30, 2019
Net loss attributable to SGC	$(393)		$(246)
Net income attributable to noncontrolling interest	21		2
Net loss	(372)		(244)
Restructuring and other	53		181
Depreciation, amortization and impairments	590		664
Goodwill impairment	54		—
Other expense (income), net	14		(16)
Interest expense	536		597
Income tax expense	5		18
Stock-based compensation	37		43
Loss on debt financing transactions	40		60
Gain on remeasurement of debt	(5)		(12)
EBITDA from equity investments	46		67
Earnings from equity investments	(6)		(26)
Consolidated AEBITDA	$992		$1,332

	As of
	June 30, 2020		June 30, 2019
Principal face value of debt outstanding(1)	$9,319		$9,016
Less: Cash and cash equivalents	790		369
Net debt	$8,529		$8,647
Net debt leverage ratio	8.6		6.5

(1) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes. Euro to USD exchange rates at issuance and as of June 30, 2020 were 1.24 and 1.12, respectively, resulting in an $67 million adjustment increasing the principal face value of debt outstanding presented above. Additionally, the 2020 and 2019 principal face values exclude $7 million  and $10 million, respectively, in proceeds received from transactions completed in 2019 which are presented as debt but which require no cash repayment.

	CALCULATION OF FREE CASH FLOW
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$52	$95	$172	$262
Less: Capital expenditures	(39)	(65)	(92)	(132)
(Less) add: Distributions of capital from equity investments, net of contributions	(1)	14	(1)	17
Less: Payments on license obligations	(7)	(6)	(15)	(13)
Free cash flow	$5	$38	$64	$134

	RECONCILIATION OF (LOSS) EARNINGS FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
EBITDA from equity investments:
(Loss) earnings from equity investments	$(3)	$7	$(5)	$13
Add: Income tax expense	1	2	2	5
Add: Depreciation and amortization	7	8	14	16
Add: Interest income, net and other	2	1	3	1
EBITDA from equity investments	$7	$18	$14	$35

	RECONCILIATION OF CONSOLIDATED NET LOSS MARGIN TO CONSOLIDATED AEBITDA MARGIN
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Consolidated AEBITDA Margin
Net loss margin(1)	(37)%	(9)%	(28)%	(6)%
Restructuring and other(2)	3%	1%	3%	1%
Depreciation, amortization and impairments	26%	20%	22%	20%
Goodwill impairment	—%	—%	4%	—%
Interest expense	23%	17%	20%	18%
Income tax expense	—%	1%	—%	1%
Stock-based compensation and other expense, net	3%	2%	2%	1%
Loss on debt financing transactions	—%	7%	—%	3%
Loss (gain) on remeasurement of debt	2%	—%	—%	—%
Equity investments	2%	1%	2%	1%
Consolidated AEBITDA Margin	22%	40%	25%	39%

(1) Calculated as net loss as a percentage of revenue.
(2) Refer to Consolidated AEBITDA definition for description of items included in restructuring and other.

	RECONCILIATION OF CONSOLIDATED NET CASH OUTFLOW
		Three Months Ended
		June 30, 2020
Net cash flows(1)		$464
Less: Net cash borrowings under SGI revolving credit facility		(480)
Consolidated net cash outflow(2)		$(16)

(1) Calculated as consolidated net cash flows from operating, investing and financing activities as presented in our condensed consolidated statements of cash flows.

(2) Consolidated net cash outflow is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the table above. Refer to consolidated net cash outflow definition for description of this non-GAAP measure at the end of this release.

Forward-Looking Statements

In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "plan," "continue," "believe," "expect," "anticipate," "target," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:

  the impact of the COVID-19 pandemic and any resulting unfavorable social, political, economic and financial conditions, including the temporary closure of casinos and lottery operations on a jurisdiction-by-jurisdiction basis;
  natural events and health crises that disrupt our operations or those of our customers, suppliers or regulators;
  incurrence of restructuring costs;
  changes in demand for our products and services;
  dependence on suppliers and manufacturers;
  dependence on key employees;
  goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
  level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
  inability to reduce or refinance our indebtedness;
  restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
  stock price volatility;
  competition;
  U.S. and international economic and industry conditions;
  slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
  ownership changes and consolidation in the gaming industry;
  opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
  inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
  inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of interactive gaming;
  laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
  the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
  significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
  legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;
  reliance on technological blocking systems;
  expectations of shift to regulated online gaming or sports wagering;
  expectations of growth in total consumer spending on social casino gaming;
  SciPlay's dependence on certain key providers;
  inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
  protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
  security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
  reliance on or failures in information technology and other systems;
  challenges or disruptions relating to the implementation of a new global enterprise resource planning system;
  failure to maintain adequate internal control over financial reporting;
  inability to benefit from, and risks associated with, strategic equity investments and relationships;
  inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company;
  implementation of complex new accounting standards;
  fluctuations in our results due to seasonality and other factors;
  risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our business resulting from the continuing uncertainty around the U.K.'s withdrawal from the European Union;
  possibility that the 2018 renewal of the LNS concession to operate the Italian instant games lottery is not final (pending appeal against existing court rulings relating to third-party protest against the renewal of the concession);
  the impact of U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit on LBO operators, including the related closure of certain LBO shops;
  changes in tax laws or tax rulings, or the examination of our tax positions;
  difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
  the discontinuation or replacement of LIBOR, which may adversely affect interest rates;
  litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships; and
  influence of certain stockholders, including decisions that may conflict with the interests of other stockholders.

Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company's Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and its latest Annual Report on Form 10-K filed with the SEC on February 18, 2020 (including under the headings "Forward Looking Statements" and "Risk Factors"). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Due to rounding, certain numbers presented herein may not precisely agree or add up on a cumulative basis to the totals previously reported.

Non-GAAP Financial Measures

The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, Consolidated AEBITDA margin, free cash flow, EBITDA from equity investments, net debt and net debt leverage ratio, and consolidated net cash outflow (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

Specifically, the Company's management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the consolidated Company's business operations; (ii) facilitate management's internal and external comparisons of the Company's consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.

In addition, the Company's management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate management's external comparisons of the Company's consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.

The Company's management uses EBITDA from equity investments to monitor and evaluate the performance of the Company's equity investments. The Company's management uses net debt and net debt leverage ratio in monitoring and evaluating the Company's overall liquidity, financial flexibility and leverage. The Company's management uses consolidated net cash outflow in monitoring, evaluating and managing the Company's cash expenditures and available liquidity in the response to the disruptions resulting from the COVID-19 pandemic.

The Company's management believes that each of these non-GAAP financial measures are useful as they provide management and investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes. In particular, the Company's management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that management believes is less indicative of the Company's ongoing underlying operating performance and are better evaluated separately. Management believes Consolidated AEBITDA margin is useful for analysts and investors as this measure allows an evaluation of the performance of our ongoing business operations and provides insight into the cash operating income margins generated from our business, from which capital investments are made and debt is serviced. Moreover, management believes EBITDA from equity investments is useful to investors because the Company's Lottery business is conducted through a number of equity investments, and this measure eliminates financial items from the equity investees' earnings that management believes has less bearing on the equity investees' performance. Management believes that free cash flow provides useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment and necessary license payments to support the Company's ongoing business operations and taking into account cash flows relating to the Company's equity investments. Management believes that net debt and net debt leverage ratio are useful for investors in evaluating the Company's overall liquidity. Management believes that consolidated net cash outflow is useful for investors in evaluating the Company's expected cash expenditures and available liquidity during the period of market disruptions caused by the COVID-19 pandemic.

Consolidated AEBITDA

Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as supplemental disclosure and is reconciled to net loss as the most directly comparable GAAP measure, as set forth in the schedule titled "Reconciliation of Net Loss Attributable to SGC to Consolidated AEBITDA." Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.

Consolidated AEBITDA is reconciled to consolidated net loss and includes net loss attributable to SGC with the following adjustments: (1) net income attributable to noncontrolling interest, (2) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (3) depreciation and amortization expense and impairment charges (including goodwill impairments); (4) change in fair value of investments and remeasurement of debt; (5) interest expense; (6) income tax expense; (7) stock-based compensation; (8) loss (gain) on debt financing transactions; and (9) other expense (income), net. In addition to the preceding adjustments, we exclude earnings from equity method investments and add (without duplication) our pro rata share of EBITDA of our equity investments, which represents our share of earnings (whether or not distributed to us) before income tax expense, depreciation and amortization expense, and interest (income) expense, net of our joint ventures and minority investees, which is included in our calculation of Consolidated AEBITDA to align with the provisions of our long-term debt arrangements. AEBITDA is presented exclusively as our segment measure of profit or loss.

Consolidated AEBITDA Margin

Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) for the three and six month periods ended June 30, 2020 and 2019, each calculated as a percentage of revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to net loss attributable to SGC, the most directly comparable GAAP measure, in a schedule above.

Free Cash Flow

Free cash flow, as used herein, represents net cash (used in) provided by operating activities less total capital expenditures (which includes lottery, gaming and digital systems expenditures and other intangible assets and software expenditures), less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments. Free cash flow is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in a schedule above.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest income, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings from equity investments, the most directly comparable GAAP measure, in a schedule above.

Net Debt and Net Debt Leverage Ratio

Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, all described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2019, but it does not include long term obligations under financing leases or $7 million in proceeds received from transactions completed in 2018 which are presented as debt. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes as those amounts remain payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents net debt divided by Consolidated AEBITDA (as defined above).

Consolidated Net Cash Outflow

Consolidated net cash outflow, as used herein, represents consolidated net cash flows from operating, investing and financing activities (as presented in our condensed consolidated statements of cash flows), the most directly comparable GAAP measure, less net cash borrowings under the SGI revolving credit facility during the three months ended June 30, 2020.